UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 1, 2005
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-2609	94-323914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02– Termination of a Material Definitive Agreement

               On January 28, 2005, the Securities and Exchange Commission (SEC) declared effective the registration statement previously filed relating to the offer and sale of energy recovery bonds (ERBs) by a wholly owned subsidiary of Pacific Gas and Electric Company (Utility) to refinance the regulatory asset established under the settlement agreement entered into on December 19, 2003 by PG&E Corporation, the Utility, and the California Public Utilities Commission (CPUC) to resolve the Utility’s Chapter 11 proceeding.  It is anticipated that the consummation of the offer and sale of the first series of ERBs, in the approximate amount of $1.9 billion, could occur as soon as February 10, 2005.

               It was previously anticipated that the first series of ERBs would be issued as early as January 2005.  Based on this expectation, PG&E Corporation entered into an accelerated share repurchase arrangement with Goldman, Sachs & Co. on December 23, 2004.  Under this arrangement, PG&E Corporation had agreed to repurchase shares of its outstanding common stock with an aggregate purchase price of approximately $975 million in early February 2005.  Due to the revised schedule for issuance of ERBs, on January 31, 2005, PG&E Corporation provided notice of termination of the accelerated share repurchase transaction.  The termination is effective on February 1, 2005.

               PG&E Corporation expects to enter into a replacement accelerated share repurchase arrangement by the end of February or early March 2005 after the first series of ERBs is issued and after PG&E Corporation publicly releases its financial results for the year ended December 31, 2004.  The revised schedule for the issuance of ERBs and share repurchase is not expected to have a material impact on the previously issued guidance for PG&E Corporation’s 2005 earnings per share.

Item 8.01 - Other Events

                As previously disclosed, PG&E Corporation, its directors, and the directors of the Utility have been named in a lawsuit filed by the California Attorney General.  Also, as previously disclosed, the City and County of San Francisco (CCSF) filed a similar lawsuit against PG&E Corporation.  Both suits allege unfair or fraudulent business acts or practices in violation of California Business and Professions Code Section 17200 (Section 17200).  The claims in both suits are based on alleged violations of conditions established in the CPUC’s holding company decisions.  Plaintiffs allege that the defendants violated these conditions when PG&E Corporation allegedly failed to provide adequate financial support to the Utility during the California energy crisis.

                These lawsuits have been consolidated and are pending in the San Francisco Superior Court (Superior Court).  The Attorney General and CCSF seek significant restitution, penalties, or equitable relief.  On October 8, 2003, the U.S. District Court for the Northern District of California (District Court) held that the claims for restitution were the property of the Utility’s bankruptcy estate, thus removing the restitution claims from the lawsuits.  The District Court also determined that the Attorney General’s and CCSF’s civil penalty and injunctive relief claims could be resolved in Superior Court.  The Attorney General and CCSF have appealed the District Court’s decision to the U.S. Court of Appeals for the Ninth Circuit, where it is currently pending.

                At a hearing on December 8, 2004, the Superior Court heard argument on the issue of how to determine the number of violations of Section 17200 for purposes of calculating the amount of potential civil penalties at issue.  Under Section 17200, the Superior Court can impose a penalty for each violation of up to $2,500.  On January 21, 2005, the Superior Court issued a tentative decision finding that the standard to be applied is the “per act” test.  The Superior Court rejected the “per victim” and “per [customer] bill” approaches advocated by the plaintiffs, standards that potentially could have resulted in millions of separate “violations.”  The Superior Court stated that: “[t]he only potential ‘victim’ here is PG&E, the transferor in each of the alleged violative acts.”  The Superior Court explained that each such transfer, if improper under Section 17200, would constitute a separate “violation” of the statute.  The Attorney General and CCSF allege that transfers of money from the Utility to its parent, PG&E Corporation, through dividends and share repurchases from the date of PG&E Corporation’s formation on January 1, 1997 through the end of 2000, when dividends were last paid, violated the holding company conditions, which in turn violated Section 17200.

                The Superior Court stated that it would consider any non-substantive revisions to the tentative decision proposed by the parties at a case management conference to be held on February 25, 2005.  PG&E Corporation believes that the applicable calculation methodology for civil penalties, if any violations of Section 17200 were to be found, would not result in a material adverse effect on its financial condition or results of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President and Corporate Secretary
PACIFIC GAS AND ELECTRIC COMPANY

By:	LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President and Corporate Secretary

Dated:  February 1, 2005